Exhibit 21.1

List of Subsidiaries

Subsidiary	State or Jurisdiction of Incorporation
WEST Engine Funding LLC	Delaware
WEST Engine Funding (Ireland) Limited	Rep. of Ireland
Willis Lease (Ireland) Limited	Rep. of Ireland
WLFC (Ireland) Limited	Rep. of Ireland
WLFC Funding (Ireland) Limited	Rep. of Ireland
Willis Aviation Finance Limited	Rep. of Ireland
Willis Lease France	France
Willis Lease (China) Limited	People’s Republic of China
Willis Engine Securitization Trust II	Delaware
WEST Engine Acquisition LLC	Delaware
Facility Engine Acquisition LLC	Delaware
Willis Engine Securitization (Ireland) Limited	Rep. of Ireland
Willis Aeronautical Services, Inc.	Delaware
WOLF A340 LLC	Delaware
WOLF 149 LLC	Delaware
WOLF 139 LLC	Delaware